Exhibit 5.2

June 3, 2024

Aptose Biosciences Inc.

251 Consumers Road, Suite 1105

Toronto, Ontario, M2J 4R3

Re:	Prospectus Supplement Dated, June 3, 2024

Ladies and Gentlemen:

We have acted as United States counsel to Aptose Biosciences Inc. (the “Corporation”) in connection with the issuance and sale by the Corporation of (i) 1,800,000 common shares of the Corporation at a price of $1.15 per share and (ii) 2,055,000 pre-funded warrants (the “Pre-Funded Warrants”) exercisable for 2,055,000 common shares at an exercise price of $0.001 per common share to investors in a direct offering pursuant to the terms and subject to the conditions of a securities purchase agreement dated May 30, 2024 entered into between the Corporation and a purchaser named therein, all as described in the Corporation’s Registration Statement on Form S-3 (File No. 333-267801) filed by the Corporation with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that the Pre-Funded Warrants, when duly executed by the Corporation and duly delivered to the purchasers thereof against payment therefor as described in the prospectus supplement dated as of June 3, 2024, will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

(a) Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth in above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Our opinions above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Corporation of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Corporation to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP

DMM/AWE